EXHIBIT 5.1

February 9th, 2004

Innovex, Inc. 5540 Pioneer Creek Drive Maple Plain, Minnesota 55359

Re:	Opinion of Counsel as to Legality of 1,250,000 Common Stock to be Registered under the Securities Act of 1933 Ladies and Gentlemen:

          This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,250,000 Common Stock, $.04 par value, of Innovex, Inc. (the “Company”), of which (a) 250,000 shares will be offered to employees of the Company pursuant to the Innovex, Inc. Employee Stock Purchase Plan (the “ESPP”) and (b) 1,000,000 shares will be offered to certain officers and directors of the Company pursuant to the Innovex, Inc. 1994 Stock Option Plan (the “1994 Plan” and the ESPP and 1994 Plan being collectively referred to herein as the “Plans”).

          As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,250,000 Common Stock to be offered by the Company under the Plans will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

          The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said Common Stock under the Securities Act of 1933.

Very truly yours, LINDQUIST & VENNUM P.L.L.P. /s/ Lindquist & Vennum P.L.L.P.

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